As filed with the Securities and Exchange Commission on March 12, 2026

Registration No. 333-182419

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182419

UNDER THE SECURITIES ACT OF 1933

Alexander & Baldwin, Inc.

(Alexander & Baldwin Holdings, LLC as successor by merger to Alexander & Baldwin, Inc.)

(Exact name of registrant as specified in its charter)

Hawaii (State or Other Jurisdiction of Incorporation or Organization)	45-4849780 (I.R.S. Employer Identification No.)

822 Bishop Street

Post Office Box 3440

Honolulu, Hawaii 96801

(808) 525-6611

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alexander & Baldwin, Inc.

Amended and Restated 2012 Incentive Compensation Plan

(Full title of plan)

Alyson J. Nakamura

Vice President and Corporate Secretary

822 Bishop Street

Post Office Box 3440

Honolulu, Hawaii 96801

(Name and address, including zip code, of agent for service)

(808) 525-6611

(Telephone number, including area code, of agent for service)

Copies to:

Brian M. Stadler

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) filed by Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), relates to Registration Statement No. 333-182419 on Form S-8, which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 29, 2012, as amended by the Post-Effective Amendment No. 1 to Form S-8, which was filed by the Company with the SEC on November 8, 2017 (the “Registration Statement”).

On March 12, 2026, pursuant to the terms of an Agreement and Plan of Merger, dated as of December 8, 2025, by and among the Company, Tropic Purchaser LLC, a Delaware limited liability company (“Parent”), and Tropic Merger Sub LLC, a Hawaii limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving company in the merger (the “Merger”), under the name “Alexander & Baldwin Holdings, LLC”.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub, as successor to the Company, hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on March 12, 2026. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Alexander & Baldwin Holdings, LLC
(as successor by merger to Alexander & Baldwin, Inc.)

By:	/s/ Clayton K.Y. Chun
Name:	Clayton K.Y. Chun
Title:	Executive Vice President, Chief Financial Officer and Treasurer